                                                 FMC Corporation
                                                 Quarterly Report
                                                 on Form 10-Q for
                                                 June 30, 1997
                                                                      Exhibit 11

          Statement re:
          -------------
          Computation of Per Share Earnings Assuming
          ------------------------------------------
          Full Dilution (Unaudited)
          -------------------------
          (In thousands, except per share data)
          -------------------------------------


                                          Three Months                   Six Months
                                         Ended June 30                  Ended June 30
                                       --------------------         ----------------------
                                         1997       1996               1997         1996
                                       --------   ---------         ---------     --------
Earnings:
  Net income                           $72,748    $56,308           $112,697      $111,521

Shares:
  Average number of shares of
   common stock and common
   stock equivalents
   outstanding                          38,253     38,059             38,210        38,016
  Additional shares assuming
   conversion of stock
   options                                   8         25                  8            52
                                       -------    -------           --------      --------
  Pro forma shares                      38,261     38,084             38,218        38,068
                                       =======    =======           ========      ========

  Earnings per common share
   assuming full dilution              $  1.90    $  1.48           $   2.95      $   2.93
                                       =======    =======           ========      ========